                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces First Quarter 2026 Results
Margin expansion and aerospace demand drive double-digit earnings growth
GAAP EPS up 27% year-over-year; Operating cash flow up $221 million
Adjusted EBITDA margin 20.1%, up 310 bps. year-over-year
Raising full year adjusted earnings and cash flow guidance
First Quarter 2026 GAAP Financial Results
◦     Sales of $1.15 billion, up 1% year-over-year, driven by a 6% aerospace & defense increase
◦     Net income attributable to ATI of $118 million, up 22% year-over-year
◦     Earnings per share of $0.85 compared to $0.67 per share in first quarter 2025
First Quarter 2026 Non-GAAP Financial Information(a)
◦Adjusted net income attributable to ATI(a) of $139 million, up 33% year-over-year
◦Adjusted earnings per share(a) of $1.00, compared to $0.72 per share in first quarter 2025
◦Adjusted EBITDA(a) of $232 million, an increase of 19% year-over-year
◦Adjusted EBITDA(a) as a percentage of sales of 20.1%, compared to 17.0% in first quarter 2025
Guidance
The Company is providing second quarter and updated, full year 2026 guidance in the table below.

	Current Guidance		Prior Guidance
	Q2 2026	Full Year 2026	Full Year 2026
Adjusted EBITDA(b)	$245M - $255M	$1,010M - $1,060M	$975M - $1,025M

Adjusted Earnings Per Share(b)	$0.98 - $1.04	$4.20 - $4.48	$3.99 - $4.27

Adjusted Free Cash Flow(b)		$465M - $525M	$430M - $490M
(a) Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
(b) Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--April 30, 2026--ATI Inc. (NYSE: ATI) reported first quarter 2026 results, with sales of $1.15 billion and net income attributable to ATI of $118 million, or $0.85 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q1 2026	Q4 2025	Change	Q1 2025	Change
Sales	$1,151.5	$1,177.1	(2)%	$1,144.4	1%
Net income attributable to ATI	$118.2	$96.6	22%	$97.0	22%
Earnings per share	$0.85	$0.69	23%	$0.67	27%
Non-GAAP information(a)
Adjusted net income attributable to ATI(a)	$139.2	$129.8	7%	$104.4	33%
Adjusted earnings per share(a)	$1.00	$0.93	8%	$0.72	39%
ATI adjusted EBITDA(a)	$231.7	$231.9	—%	$194.6	19%
First quarter 2026 GAAP earnings per share were $0.85 and adjusted earnings per share(a) were $1.00. Net income attributable to ATI was $118.2 million and ATI adjusted EBITDA(a) was $231.7 million, or 20.1% of sales. First quarter 2026 adjusted results exclude pre-tax charges of $26.4 million for special items consisting of $11.1 million of start-up and transaction-related costs, $8.1 million of restructuring-related severance and impairment costs, $4.8 million of transformation-related costs, and $2.4 million of losses on the sale of customer accounts receivable. The after-tax impact of these special items was a charge of $21.0 million, or $0.15 per share.

Fourth quarter 2025 adjusted results exclude pre-tax charges of $22.9 million for special items, an $18.6 million pre-tax pension remeasurement loss, and a loss of $0.3 million associated with a prior business disposition. The after-tax impact of these special items was a charge of $33.2 million, or $0.24 per share. First quarter 2025 adjusted results exclude pre-tax charges of $9.3 million for special items. The after-tax impact of these special items was a charge of $7.4 million, or $0.05 per share. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

“We delivered a strong start to 2026, exceeding the upper end of our first quarter earnings guidance range,” said Kimberly A. Fields, President and CEO. “On a year-over-year basis, we achieved double-digit earnings growth, expanded segment margins, and improved first quarter operating cash flow by more than $220 million – our best quarterly performance in fifteen years. Our laser focus on operational discipline is delivering.

“While there are macro uncertainties, demand for our highly differentiated materials remains strong and customer production continues to ramp. Our disciplined execution, long-term contractual positions, and critical role across aerospace and defense markets position us well to navigate the environment. Based on our performance and outlook, we are raising our full-year adjusted earnings and free cash flow guidance.

“We’re delivering sustained operating efficiencies, with strong year-over-year margin and cash flow improvement,” said Fields. “That performance supports the Board’s additional $500 million share repurchase authorization. We continue to allocate capital in a disciplined way—investing for growth and returning cash to shareholders, including $75 million of repurchases in the first quarter.”

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q1 2026	Q4 2025	Q1 2025
Sales	$614.3	$645.9	$584.1

Segment EBITDA(a)	$152.9	$155.0	$131.0
% of Sales	24.9%	24.0%	22.4%

•HPMC’s first quarter 2026 sales decreased $31.6 million, or 5%, compared to fourth quarter 2025, primarily due to lower sales to the aerospace & defense and specialty energy markets, largely driven by planned maintenance outages and seasonality. Aerospace & defense sales represented 93% of total HPMC sales in the first quarter of 2026, up slightly from 91% in the fourth quarter of 2025.
•First quarter 2026 sales improved 5% compared to first quarter 2025, primarily driven by an 8% increase in the sale of commercial jet engine.
•HPMC first quarter 2026 segment EBITDA(a) was $152.9 million, or 24.9% of sales. The sequential increase in the segment margin rate was primarily due to favorable sales mix and pricing, partially offset by lower volume. The year-over-year increase in the segment margin rate was primarily due to higher volume and favorable sales mix and pricing.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q1 2026	Q4 2025	Q1 2025
Sales	$537.2	$531.2	$560.3

Segment EBITDA(a)	$97.0	$98.5	$83.4
% of Sales	18.1%	18.5%	14.9%

•AA&S first quarter 2026 sales increased $6 million, or 1%, compared to the fourth quarter 2025, primarily due to higher sales in the aerospace & defense sale markets, driven by increased demand for commercial jet engine products. Increased demand from the conventional energy markets also contributed to stronger sequential sales. These increases were partially offset by lower sales of electronics and specialty energy products. Aerospace & defense sales were 43% of total AA&S sales in the first quarter of 2026.
•First quarter 2026 sales decreased $23.1 million, or 4%, compared to the prior year quarter, primarily due to lower sales to the conventional energy market. These decreases were partially offset by a 6% increase in aerospace & defense sales, driven by increased demand for commercial jet engine and defense products.
•AA&S first quarter 2026 segment EBITDA(a) was $97.0 million, or 18.1% of sales, which was down slightly on a sequential basis compared to fourth quarter 2025. The increase in the segment margin rate compared to first quarter 2025 was primarily due to favorable sales mix changes and favorable pricing of exotic alloys.

Corporate Items and Cash
•Restructuring and other charges:
◦First quarter 2026: $26.4 million includes pre-tax charges consisting of $4.8 million of transformation-related costs, $11.1 million of start-up and transaction-related costs, $8.1 million of restructuring-related severance and impairment costs due to the rationalization of certain facilities, and $2.4 million of losses on the sale of customer accounts receivable.
◦Fourth quarter 2025: $22.9 million includes pre-tax charges consisting of $12.3 million of transformation-related costs, $8.5 million of start-up and transaction-related costs, and $2.1 million of losses on the sale of customer accounts receivable.
◦First quarter 2025: $5.6 million includes pre-tax charges consisting of $4.0 million for start-up and transaction-related costs and $1.6 million of losses on the sale of customer accounts receivable.
•Corporate expenses in the first quarter 2026 were $17.0 million, compared to $19.4 million in the fourth quarter 2025, and $17.4 million in the prior year quarter. The decrease compared to fourth quarter 2025 was primarily due to lower incentive compensation costs.
•Closed operations and other income/expense was expense of $1.2 million in the first quarter 2026 compared to expense of $2.2 million in the fourth quarter 2025, and expense of $2.4 million in the prior year quarter. The reduction in expense on a sequential and year-over-year basis was primarily due to foreign exchange losses and changes in environmental reserves.
•First quarter 2026 results included a $16.1 million income tax provision, or an effective rate of 11.8%, compared to fourth quarter 2025 effective tax rate of 18.2% and first quarter 2025 effective tax rate of 17.3%. The lower effective tax rate on a sequential and year-over-year basis was primarily due to the timing and amount of discrete tax benefits.
•Cash provided by operating activities was $128.2 million for the first quarter 2026 period. Capital expenditures for the first quarter 2026 were $55.2 million.
•Managed working capital as a percent of annualized sales was 34.8% at the end of first quarter 2026, an increase of 230 basis points compared to the end of fourth quarter 2025.
•In the first quarter 2026, the Company repurchased $75.0 million of its common stock at an average price per share of $157.84, retiring approximately 0.5 million shares. As of the end of first quarter 2026, total share repurchase authorization remaining was $545 million.

***********
ATI will conduct a conference call with investors and analysts on Thursday, April 30, 2026, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 28, 2025, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 29,	December 28,	March 30,
	2026	2025	2025

Sales	$1,151.5	$1,177.1	$1,144.4

Cost of sales	888.6	903.7	908.6
Gross profit	262.9	273.4	235.8

Selling and administrative expenses	92.1	102.7	85.0
Restructuring (credits) charges	7.0	(0.2)	—
Loss on asset sales and sales of businesses, net	—	0.3	3.9
Operating income	163.8	170.6	146.9
Nonoperating retirement benefit expense	(4.3)	(22.7)	(3.9)
Interest expense, net	(23.7)	(24.1)	(23.0)
Other income (loss), net	0.8	(0.9)	1.5
Income before income taxes	136.6	122.9	121.5
Income tax provision	16.1	22.4	21.0
Net income	$120.5	$100.5	$100.5
Less: Net income attributable to noncontrolling interests	2.3	3.9	3.5
Net income attributable to ATI	$118.2	$96.6	$97.0

Basic net income attributable to ATI per common share	$0.86	$0.71	$0.68

Diluted net income attributable to ATI per common share	$0.85	$0.69	$0.67

ATI Inc.
Selected Financial Data
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 29,	December 28,	March 30,
	2026	2025	2025
Sales:
High Performance Materials & Components	$614.3	$645.9	$584.1
Advanced Alloys & Solutions	537.2	531.2	560.3
Total external sales	$1,151.5	$1,177.1	$1,144.4

Segment EBITDA(a):
High Performance Materials & Components	$152.9	$155.0	$131.0
% of Sales	24.9%	24.0%	22.4%
Advanced Alloys & Solutions	97.0	98.5	83.4
% of Sales	18.1%	18.5%	14.9%

Corporate, Closed Operations and Other Expense(b):
Corporate expense	$17.0	$19.4	$17.4
Closed operations and other expense	1.2	2.2	2.4
Total Corporate, Closed Operations and Other expense	$18.2	$21.6	$19.8

Depreciation & Amortization:
High Performance Materials & Components	$19.6	$22.4	$19.7
Advanced Alloys & Solutions	23.7	19.1	19.5
Other	1.7	1.6	1.6
Total depreciation & amortization	$45.0	$43.1	$40.8

Percentage of Total ATI Sales(c):
Nickel-based alloys and specialty alloys	49%	45%	48%
Precision forgings, castings and components	20%	22%	20%
Titanium and titanium-based alloys	17%	18%	19%
Zirconium and related alloys	9%	9%	8%
Precision rolled strip products	5%	6%	5%
Total	100%	100%	100%

(a) The Company’s Chief Operating Decision Maker (“CODM”) utilizes the Segment EBITDA as a key metric to evaluate segment performance. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, unallocated corporate expenses, closed operations and other income (expense). See the company’s Form 10-Q for the reconciliation of Segment EBITDA to Income before taxes.

(b) Amounts exclude depreciation & amortization expense.

(c) Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	March 29,	December 28,
	2026	2025
ASSETS

Current Assets:
Cash and cash equivalents	$401.7	$416.7
Accounts receivable, net of allowances for doubtful accounts	664.4	686.1
Short-term contract assets	63.1	72.8
Inventories, net	1,580.3	1,403.2
Prepaid expenses and other current assets	95.1	101.2
Total Current Assets	2,804.6	2,680.0

Property, plant and equipment, net	1,951.5	1,940.6
Goodwill	225.2	225.2
Other assets	252.8	253.8

Total Assets	$5,234.1	$5,099.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$654.9	$568.2
Accrued liabilities	189.1	240.5
Short-term contract liabilities	154.4	146.4
Short-term debt and current portion of long-term debt	33.2	31.1
Other current liabilities	17.9	20.1
Total Current Liabilities	1,049.5	1,006.3

Long-term debt	1,794.7	1,718.3
Accrued postretirement benefits	154.2	158.5
Pension liabilities	42.3	41.4
Other long-term liabilities	307.1	258.4
Total Liabilities	3,347.8	3,182.9

Total ATI stockholders' equity	1,770.5	1,804.5
Noncontrolling interests	115.8	112.2
Total Equity	1,886.3	1,916.7

Total Liabilities and Equity	$5,234.1	$5,099.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	March 29,	March 30,
	2026	2025

Operating Activities:
Net income	$120.5	$100.5

Depreciation and amortization	45.0	40.8
Non-cash restructuring charges, net	4.8	—
Share-based compensation	6.4	7.2
Deferred taxes	5.5	9.0
Net gain from disposal of property, plant and equipment	0.1	0.3
Net loss on sales of businesses	—	3.7
Changes in operating assets and liabilities:
Inventories	(179.0)	(40.8)
Accounts receivable	21.5	(115.0)
Accounts payable	94.8	(34.6)
Retirement benefits	(3.1)	(2.3)
Accrued liabilities and other	11.7	(61.3)
Cash used in operating activities	128.2	(92.5)
Investing Activities:
Purchases of property, plant and equipment	(55.2)	(53.3)
Proceeds from sales of businesses, net of transaction costs	1.6	—
Other	—	2.7
Cash used in investing activities	(53.6)	(50.6)
Financing Activities:
Borrowings on long-term debt	105.0	—
Payments on long-term debt and finance leases	(38.6)	(8.0)
Net borrowings (payments) under credit facilities	0.9	—
Purchase of treasury stock	(75.0)	(70.0)
Taxes on share-based compensation and other	(81.1)	(29.5)
Cash used in financing activities	(88.8)	(107.5)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	5.2
Decrease in cash and cash equivalents	(15.0)	(245.4)
Cash and cash equivalents at beginning of period	416.7	721.2
Cash and cash equivalents at end of period	$401.7	$475.8

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 29,		December 28,		March 30,
	2026		2025		2025
Aerospace & Defense:
Jet Engines- Commercial	$472.0	41%	$460.1	39%	$421.4	37%
Airframes- Commercial	186.6	16%	192.2	16%	205.8	18%
Defense	139.0	12%	150.3	13%	127.2	11%
Total Aerospace & Defense	797.6	69%	802.6	68%	754.4	66%

Other Markets:
Specialty Energy	61.6	5%	89.4	8%	50.5	4%
Electronics	28.3	3%	53.1	5%	39.6	3%
Medical	27.5	3%	27.2	2%	42.4	4%
Automotive	61.5	5%	57.9	5%	60.6	5%
Conventional Energy	84.2	7%	56.9	5%	121.8	11%
Construction/Mining	39.0	3%	42.4	3%	32.9	3%
Other	51.8	5%	47.6	4%	42.2	4%
Total Other Markets	$353.9	31%	$374.5	32%	$390.0	34%

Total	$1,151.5	100%	$1,177.1	100%	$1,144.4	100%

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 29,	December 28,	March 30,
	2026	2026	2025
Numerator for Basic net income per common share -
Net income attributable to ATI	$118.2	$96.6	$97.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	136.7	135.9	141.7
Effect of dilutive securities:
Share-based compensation	1.9	3.5	2.5
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	138.6	139.4	144.2

Basic net income attributable to ATI per common share	$0.86	$0.71	$0.68

Diluted net income attributable to ATI per common share	$0.85	$0.69	$0.67

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivable, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow” and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information useful to investors on a period-to-period consistent basis that are commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with additional understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	March 29, 2026		December 28, 2025		March 30, 2025
		EPS		EPS		EPS

Net income attributable to ATI	$118.2	$0.85	$96.6	$0.69	$97.0	$0.67
Adjustments for special items, pre-tax:
Restructuring and other charges(a)	26.4		22.9		5.6
Pension remeasurement loss(b)	—		18.6		—
Loss (gain) on sales of businesses(c)	—		0.3		3.7
Total pre-tax adjustments for special items	26.4	0.19	41.8	0.30	9.3	0.06

Income tax on adjustments for special items	(5.4)	(0.04)	(8.6)	(0.06)	(1.9)	(0.01)

Adjusted Net income attributable to ATI	$139.2	$1.00	$129.8	$0.93	$104.4	$0.72

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	March 29, 2026	December 28, 2025	March 30, 2025
Net income attributable to ATI	$118.2	$96.6	$97.0
Net income attributable to noncontrolling interests	2.3	3.9	3.5
Net income	120.5	100.5	100.5
(+) Depreciation and amortization	45.0	43.1	40.8
(+) Interest expense	23.7	24.1	23.0
(+) Income tax provision	16.1	22.4	21.0
EBITDA	205.3	190.1	185.3
Adjustments for special items, pre-tax:
(+) Restructuring and other charges(a)	26.4	22.9	5.6
(+) Pension remeasurement loss(b)	—	18.6	—
(+/-) Loss (gain) on sales of businesses(c)	—	0.3	3.7
Adjusted EBITDA	$231.7	$231.9	$194.6
(a) First quarter 2026 includes pre-tax charges of $26.4 million consisting of $11.1 million of start-up and transaction-related costs, $4.8 million of transformation-related costs, $8.1 million of restructuring-related severance and impairment costs primarily due to the rationalization of certain facilities, and $2.4 million of losses on the sale of customer accounts receivable. Fourth quarter 2025 includes pre-tax charges of $22.9 million consisting of $8.5 million of start-up and transaction-related costs, $12.3 million of transformation-related costs, and $2.1 million of losses on the sale of customer accounts receivable. First quarter 2025 includes pre-tax charges of $5.6 million primarily for start-up and transaction-related costs.
(b) Fourth quarter 2025 includes $18.6 million of actuarial losses arising from the remeasurement of the Company's pension assets and obligations.
(c) Fourth quarter 2025 includes a $0.3 million loss and first quarter 2025 includes a $3.7 million loss related to the sale of a non-core business previously reported in the HPMC segment.

Adjusted Free Cash Flow

Management utilizes a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are contemplated by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended
	March 29, 2026	March 30, 2025
Cash provided by (used in) operating activities	$128.2	$(92.5)
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—
Cash provided by (used in) operating activities excluding pension contributions	128.2	(92.5)
Cash used in investing activities	(53.6)	(50.6)
Adjusted Free Cash Flow	$74.6	$(143.1)

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months' annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively.

	March 29,	December 28,
	2026	2025

Accounts receivable	$664.4	$686.1
Short-term contract assets	63.1	72.8
Inventory	1,580.3	1,403.2
Accounts payable	(654.9)	(568.2)
Short-term contract liabilities	(154.4)	(146.4)
Subtotal	1,498.5	1,447.5

Allowance for doubtful accounts	3.9	4.2
Inventory reserves	100.0	80.4
Net managed working capital held for sale	—	—
Managed working capital	$1,602.4	$1,532.1

Annualized prior 3 months sales	$4,606.0	$4,708.2

Managed working capital as a
% of annualized sales	34.8%	32.5%

Change in managed working capital:
Year-to-date 2026	$70.3